Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-126295

                           PROSPECTUS SUPPLEMENT NO. 1

                 Prospectus Supplement dated September 12, 2005
                               to Prospectus dated
                                 August 19, 2005
                          (Registration No. 333-126295)

                           MEDICAL NUTRITION USA, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated August 19, 2005 related to the resale of up to: (i) 10,830,631 shares of our common stock,
(ii) Class A Warrants to purchase 730,000 shares of our common stock (the "Class A Warrants"), and (iii) Class B Warrants to purchase 4,769,992 shares of our common stock (the "Class B Warrants," and together with the Class A Warrants, the "Warrants").

The shares and Warrants that are the subject of the Prospectus have been registered to permit their resale to the public by the selling securityholders named in the Prospectus. We are not selling any shares of common stock or Warrants in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.

Our common stock is traded on the OTC Bulletin Board under the symbol "MDNU.OB." The closing bid price per share of our common stock as reported by the OTC Bulletin Board on September 9, 2005 was $3.15. Our Class A Warrants and Class B Warrants trade on the OTC Bulletin Board under the symbols "MDNU.W" and MDNU.Z," respectively. The closing bid price per Class A Warrant and Class B Warrant as reported on the OTC Bulletin Board on September 9, 2005 was $2.40 and $1.90, respectively.

The information included in the Prospectus under the heading, "INFORMATION WITH RESPECT TO THE REGISTRANT," which appears on page 17 of the Prospectus is hereby amended and restated to read as follows:

                   INFORMATION WITH RESPECT TO THE REGISTRANT

         This prospectus is being delivered with a copy of our Form 10-KSB for the fiscal year ended January 31, 2005, our Form 10-QSB for the fiscal quarter ended July 31, 2005 and our proxy statement dated May 3, 2005 relating to our annual meeting of stockholders held on June 7, 2005.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is September 12, 2005